Strategic Transformation Driving Profitable Growth J.P. Morgan Healthcare Conference 2017 January 9, 2017 Christophe Weber President & Chief Executive Ofﬁcer Exhibit 99.1

Important Notice Forward-Looking Statements This presentation contains forward-looking statements regarding Takeda’s future business, financial position and results of operations, including estimates, forecasts, targets and plans. These forward-looking statements may be identified by the use of forward-looking words such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “endeavor,” “estimate,” “expect,” “forecast,” “initiative,” “intend,” “may,” “outlook,” “plan,” “potential,” “probability,” “pro-forma,” “project,” “risk,” “seek,” “should,” “strive,” “target,” “will” or similar words, or expressions of the negative thereof, or by discussions of strategy, plans or intentions. Any forward-looking statements in this document are based on the current assumptions and beliefs of Takeda in light of the information currently available to it. Such forward-looking statements do not represent any guarantee by Takeda or its management of future performance and involve known and unknown risks, uncertainties and other factors, including but not limited to: the economic circumstances surrounding Takeda’s business, including general economic conditions in Japan, the United States and worldwide; competitive pressures and developments; applicable laws and regulations; the success or failure of product development programs; decisions of regulatory authorities and the timing thereof; changes in exchange rates; claims or concerns regarding the safety or efficacy of marketed products or product candidates; and post-merger integration with acquired companies, any of which may cause Takeda’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by such forward-looking statements. Neither Takeda nor its management gives any assurances that the expectations expressed in these forward-looking statements will turn out to be correct, and actual results, performance or achievements could materially differ from expectations. Any forward looking statements herein speak only as of the date of this document, and Takeda and its management undertake no obligation to update or revise any forward-looking statements or other information contained in this presentation, whether as a result of new information, future events or otherwise. Medical Information This presentation contains information about products that may not be available in all countries, or may be available under different trademarks, for different indications, in different dosages, or in different strengths. Nothing contained herein should be considered a solicitation, promotion or advertisement for any prescription drug including the ones under development.

Important Notice Forward-Looking Statements Regarding Tender Offer This presentation contains forward-looking information related to Takeda, ARIAD Pharmaceuticals, Inc. (“ARIAD”) and the proposed acquisition of ARIAD by Takeda that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this presentation include, among other things, statements about the potential benefits of the proposed acquisition, anticipated earnings accretion and growth rates, Takeda’s and ARIAD’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Takeda and ARIAD, ARIAD’s products, ARIAD’s pipeline assets, and the anticipated timing of closing of the acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of ARIAD’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Takeda’s common stock and on Takeda’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; the uncertainties inherent in research and development, including the ability to sustain and increase the rate of growth in revenues for ARIAD’s products despite increasing competitive, reimbursement and economic challenges; whether and when any drug applications may be filed in any jurisdictions for any indications or any additional indications for ARIAD’s products or for ARIAD’s pipeline assets; whether and when the FDA or any other applicable regulatory authorities may approve any such applications, which will depend on its assessment of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by the FDA or other regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of ARIAD’s products and ARIAD’s pipeline assets; and competitive developments. Many of these factors are beyond Takeda’s control. Unless otherwise required by applicable law, Takeda disclaims any intention or obligation to update forward-looking statements contained in this presentation as the result of new information or future events or developments.

Important Notice Additional Information Regarding Tender Offer The tender offer described in this presentation has not yet commenced. This presentation is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the tender offer is commenced, Takeda and its wholly owned subsidiary, Kiku Merger Co., Inc., intend to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and ARIAD intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D 9 with respect to the tender offer. Takeda, Kiku Merger Co., Inc. and ARIAD intend to mail these documents to the ARIAD stockholders. Investors and shareholders should read those filings carefully when they become available as they will contain important information about the tender offer. Those documents may be obtained without charge at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained (when available) for free by contacting the information agent for the tender offer.

Highly strategic deal transforms global oncology portfolio and pipeline by expanding into solid tumors and reinforcing existing strength in hematology ARIAD is a Cambridge, MA based commercial-stage biotechnology company focused on targeted cancer therapeutics $24.00 per share in cash (approximately $5.2Bn enterprise value) Accretive to Underlying Core Earnings by FY2018 and generates immediate and long-term revenue growth Attractive value drivers include two very innovative precision medicines, Iclusig® (ponatinib) and brigatinib, an exciting early stage pipeline and cost synergies Consistent with strategy to invest in core therapeutic areas – oncology, GI and CNS Takeda to acquire ARIAD Pharmaceuticals, significantly enhancing global oncology portfolio Executing business portfolio transformation – ARIAD Pharmaceuticals GI: gastrointestinal CNS: central nervous system

Iclusig reinforces existing strength in hematology Globally commercialized product with continued strong sales growth potential CY2015 revenue: $113M CY2016 guidance: $170-180M Marketed in U.S. for a high unmet need subpopulation in CML and Ph+ ALL Potential to expand use into earlier lines of treatment Full FDA approval in November 2016 Broadens Takeda's hematology franchise into leukemia Highly synergistic with existing portfolio in myeloma and lymphoma Ph+: Philadelphia chromosome positive ALL: Acute Lymphoblastic Leukemia CML: Chronic Myeloid Leukemia TKI: Tyrosine Kinase Inhibitor Executing business portfolio transformation – ARIAD Pharmaceuticals

Brigatinib expands presence in solid tumors Second generation small molecule ALK inhibitor for ALK+ NSCLC Potential best-in-class profile: maturing data show broad activity against resistance mutations, CNS penetration to address brain metastases and promising PFS Awarded Breakthrough Designation (Oct 2014), Orphan Drug Status (May 2016), and Priority Review (Oct 2016) by the FDA U.S. approval for 2nd-line indication expected by PDUFA date of April 29, 2017; EU submission expected in early 2017 Phase 3 study in 1st-line indication ongoing; opportunities for further studies and possible label expansion into other genetically-defined NSCLC subgroups Annual peak sales potential over $1Bn with strong IP Strengthening Takeda’s solid tumor franchise Experience and expertise to deliver a successful launch Supported by Takeda's promising proprietary early-stage pipeline in solid tumors ALK: anaplastic lymphoma kinase NSCLC: Non Small Cell Lung Cancer source: www.ariad.com/ Executing business portfolio transformation – ARIAD Pharmaceuticals CNS: central nervous system PFS: progression free survival

Brigatinib exhibits a pan-inhibitory preclinical profile against ALK resistance mutants Extracted from Cambridge DR, et al. World Conference on Lung Cancer 2016 Executing business portfolio transformation – ARIAD Pharmaceuticals ALK: anaplastic lymphoma kinase qd: once daily Cmax: maximum concentration IC90: concentration needed to achieve 90% inhibition

Executing business portfolio transformation – ARIAD Pharmaceuticals

Brigatinib: Independent Review Committee-assessed PFS by arm

Extracted from Camidge DR et al
World Conference on Lung Cancer 2016



Probability of PFS (%)
100
90
80
70
60
50
40
30
20
10
0
90 mg qd
90 mg → 180 mg qd[a]
0
6
12
18
24
Time (mo)

	Events/Total (%)	IRC-Assessed Median PFS (95% CI)	Hazard Ratio (95% CI)[b]
90 mg qd	52/112 (46)	9.2 months (7.4–not reached)	0.58 (0.37–0.90)
90 mg → 180 mg qd[a]	34/110 (31)	15.6 months (11.6–not reached)	

[a] 180 mg qd with 7-d lead-in at 90 mg
[b] Study was not designed to compare treatment arms statistically; however, post hoc comparisons were performed to support dose selection

Extracted from Reckamp KL et al
World Conference on Lung Cancer 2016

Indirect comparison of mPFS post-crizotinib across studies*

	Median (m) PFS mos [95% CI]	Source
Ceritinib	**6.9** [5.6-8.7] **7.2** [5.4-9.0]	ASCEND-1 ASCEND-2
Alectinib	**8.1** [6.2-12.6] **8.9** [5.6-12.8]	NP28761 NP28673
Brigatinib	**15.6** [11.6-not reached]	ALTA

*Comparisons across trials may reflect differing patient populations and trial designs; head to head studies are needed to fully understand comparisons between products

> Investigator-assessed median PFS was 8.8 mos (95% CI, 7.4–11.0 mos) at 90 mg and 15.6 mos (95% CI, 11.1 mos–not reached) at 180 mg (with lead-in)

A subset of pulmonary AEs with early onset occurred in six percent of all patients (in 3% of patients, events were grade 3 or higher); no such events occurred after dose escalation to 180 mg qd in Arm B. Most common treatment-emergent AEs, grade 3 or higher, were hypertension, increased CPK, pneumonia and increased lipase.

PFS: progression free survival
qd: once daily
CI: confidential interval
AE: adverse event
mos: months
d: day
CPK: creatine phosphokinase

9 Takeda Pharmaceutical Company Limited

Executing business portfolio transformation – ARIAD Pharmaceuticals

Oncology pipeline (as of FY2016 Q2, with inclusion of portfolio from acquisition of ARIAD)

Phase 1	Phase 2	Phase 3 / Filed	LCM
AP32788 EGFR/HER2 inhibitor **Non-small Cell Lung Cancer**	**pevonedistat** NAE inhibitor **High-Risk Myelodysplastic Syndromes**	**brigatinib** ALK inhibitor **Non-small Cell Lung Cancer**	**ICLUSIG** BCR-ABL inhibitor **Chronic Myeloid Leukemia** **Ph+ Acute Lymphoblastic Leukemia**
TAK-202 CCR2 antagonist **Solid Tumors**	**TAK-117** PI3Kα isoform inhibitor **Non-small Cell Lung Cancer**		**ADCETRIS** CD30 ADC **Front Line Hodgkin Lymphoma** **Front Line Mantle T-cell Lymphoma** **Relapsed cutaneous T-cell Lymphoma**
TAK-243 UAE inhibitor **Solid Tumors**	**TAK-228** mTORC1/2 inhibitor **Renal Cell Carcinoma** **Breast Cancer, Endometrial Cancer**		**NINLARO** Proteasome inhibitor **Front Line Multiple Myeloma** **Maintenance Multiple Myeloma post-Stem Cell Transplant** **Maintenance Multiple Myeloma without Stem Cell Transplant** **R/R AL Amyloidosis**
TAK-580 Pan-Raf kinase inhibitor **Solid Tumors**			
TAK-659 SYK/FLT3 kinase inhibitor **Hematologic malignancies, Solid Tumors**			
TAK-931 CDC7 inhibitor **Solid Tumors**			

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Takeda Pharmaceutical Company Limited

Strategic deal with significant value creation for shareholders Iclusig CY2016 guidance of $170-180M, and brigatinib annual peak sales potential over $1Bn with strong IP. Takeda expects significant long-term revenue potential from these two lead assets Accretive to Underlying Core Earnings by FY2018 and broadly neutral in FY2017; strong revenue growth and synergy savings will offset increased S&M costs for brigatinib launch Takeda will leverage ARIAD’s R&D capabilities and platform, and largely absorb its R&D costs within Takeda's existing R&D budget. G&A cost synergies will be fully captured by FY2018 Funded by up to $4.0Bn of new debt and the remainder from existing cash; post acquisition debt ratio is expected to remain investment grade Takeda retains financial flexibility with no impact on dividend policy Executing business portfolio transformation – ARIAD Pharmaceuticals

Transaction schedule Period of tender offer January to February 2017* Completion of acquisition By the end of February 2017** * The initial period of the tender offer will commence within 10 business days following execution of the merger agreement with ARIAD (January 8, 2017 (U.S.)), and will close 20 business days after commencement. ** Fulfillment of the terms and conditions of the U.S. Antitrust Law and the satisfaction of certain other customary conditions are required to complete the acquisition. Executing business portfolio transformation – ARIAD Pharmaceuticals

Appendix A: Pipeline table (as of FY2016 Q2, with inclusion of portfolio from acquisition of ARIAD) Executing business portfolio transformation – ARIAD Pharmaceuticals Note: this slide does note represent the entire pipeline AP32788 NSCLC BRIGATINIB NSCLC ICLUSIG CLL/Ph+ALL